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Exhibit 3(e)


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION            [STAMP]
                                       OF
                          ENCORE COMPUTER CORPORATION

         ENCORE COMPUTER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST:   That Article FOURTH of the Certificate of Incorporation be and
it hereby is amended to read as follows:

         FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is 40,000,000, of which 30,000,000 shares shall be Common Stock, $.01 par value, and 10,000,000 shares shall be Preferred Stock, $.01 par value. The Preferred Stock may be divided into, and may be issued from time to time in, one or more series. The board of directors is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preference as between the different series, and to fix and alter the number of shares comprising any such series and the designation thereof.

         SECOND: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said ENCORE COMPUTER CORPORATION has caused this certificate to be signed by a Vice President, as of the 1 day of April, 1984, and attested by its Assistant Secretary.


                                       ENCORE COMPUTER CORPORATION


                                       By  /s/ Henry Burkhardt
                                          -------------------------------
                                          Vice President, Henry Burkhardt


ATTESTED:


/s/ Cameron Read
----------------------------------
Assistant Secretary, Cameron Read